UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 21, 2019 (May 20, 2019)

Protalix BioTherapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33357	65-0643773
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Snunit Street
Science Park, POB 455
Carmiel, Israel		20100
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code +972-4-988-9488

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
common stock, $0.001 par value	PLX	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

The disclosure set forth in Item 5.02 is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 21, 2019, Protalix BioTherapeutics, Inc. (the “Company”) announced that its Board of Directors has appointed Mr. Dror Bashan to serve as the Company’s new President and Chief Executive Officer, effective June 30, 2019. Mr. Bashan will also become a member of the Company’s Board of Directors (the “Board”). Mr. Manor, who will continue to serve as the Company’s President and Chief Executive Officer until June 30, 2019, is stepping down from the roles for personal reasons. Mr. Manor will assist with the transition and continue to work with the Company on a consultant basis.

Mr. Bashan, 51, has over 20 years of experience in the pharmaceutical industry with roles ranging from business development, marketing, sales and finance providing him with both cross regional and cross discipline experience and a deep knowledge of the global pharmaceutical and health industries. From 1998 through 2018, he served in a number of senior positions at Teva Pharmaceutical Industries Ltd. (“Teva”). Most recently, he served as Teva’s Senior Vice President, Global Business Development, and was involved in strategic alliances, cross-company strategic projects and the acquisition and divestiture of assets. Mr. Bashan holds a BA in Economics and Business Management from the Tel Aviv University in Tel Aviv, Israel, and an MBA from the Tel-Aviv University.

In connection with his appointment, the Company and Mr. Bashan have entered into a written Employment Agreement, dated May 20, 2019 (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. Bashan will receive a monthly base salary of 95,000 New Israeli Shekels (approximately $26,600), and Mr. Bashan is entitled to an annual discretionary bonus subject to the sole discretion of the Board. The Board shall determine the bonus on the basis of agreed-upon annual objectives, which shall include both measurable and strategic parameters. He is also entitled to a one-time bonus of US$1,000,000 upon the occurrence of certain change of control transactions. The monthly salary is subject to cost of living adjustments from time to time as may be required by law.

The Board also granted to Mr. Bashan, as of the effective date of his employment, options to purchase 1,600,000 shares of the Company’s common stock at an exercise price equal to the closing sales price of the Company’s common stock on the NYSE American for the last trading day immediately preceding the effective date of the grant. The options shall vest over four years on a quarterly basis, subject to certain conditions. Vesting of the options will be accelerated in full upon a Corporate Transaction or a Change in Control, as those terms are defined in the Company’s 2006 Stock Incentive Plan, as amended. The Employment Agreement is terminable by the Company on 180 days written notice, and by Mr. Bashan on 90 days written notice, for any reason during its term. The Company may terminate the Employment Agreement for cause without notice. Mr. Bashan is entitled to be insured by the Company under a Manager’s Policy or Pension Fund, in lieu of severance, as well as company contributions towards vocational studies, annual recreational allowances, a Company car, a Company laptop and a Company phone. Mr. Bashan is entitled to 24 working days of vacation. He is also entitled to indemnification and to be an insured in the Company’s D&O insurance policy, as are the Company’s other executive officers and directors.

The foregoing description of the Employment Agreement is a summary and is qualified in its entirety by reference to the Employment Agreement, which is attached hereto as Exhibit 10.1 and is incorporated by reference herein. A copy of a press release announcing the appointment is filed as Exhibit 99.1 to this Current Report.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

10.1	Employment Agreement dated May 20, 2019
99.1	Press release dated May 21, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 21, 2019	PROTALIX BIOTHERAPEUTICS, INC.

	By:	/s/ Yossi Maimon
Name: Yossi Maimon Title: Vice President and Chief Financial Officer